                                                                    Exhibit D-24

                                  BEFORE THE
                    PENNSYLVANIA PUBLIC UTILITY COMMISSION


APPLICATION OF PECO ENERGY           :
COMPANY, PURSUANT TO CHAPTERS        :
11, 19, 21, 22 AND 28 OF THE PUBLIC  :
UTILITY CODE, FOR APPROVAL           :
OF (1) A PLAN OF CORPORATE           :
RESTRUCTURING, INCLUDING THE         :  APPLICATION
CREATION OF A HOLDING COMPANY        :  DOCKET NO. A-110550F0147
AND (2) THE MERGER OF THE NEWLY      :
FORMED HOLDING COMPANY AND           :
UNICOM CORPORATION                   :


                         JOINT PETITION FOR SETTLEMENT





March 23, 2000

                                                         TABLE OF CONTENTS

I.  SUMMARY OF SETTLEMENT.............................................................................................     2

II.  BACKGROUND.......................................................................................................     4

III.  TERMS AND CONDITIONS............................................................................................     8

   A. Rate Reductions and Extension of Transmission and Distribution Rate Cap.........................................     8

   B. Recovery of Nuclear Costs, Including Decommissioning Expense; Nuclear Monitoring and Waste Storage..............    10

   C. Reliability and Customer Service................................................................................    13

   D. Universal Service...............................................................................................    18

   E. Environmental Provisions........................................................................................    22

   F. Promoting Competition...........................................................................................    27

   G. Corporate Structure Protections.................................................................................    35

   H. Corporate Presence and Commitment to Local Communities..........................................................    37

   I. Large Customer Provisions.......................................................................................    38

   J. General Settlement Provisions...................................................................................    38

 IV.  PUBLIC INTEREST CONSIDERATIONS..................................................................................    41

  V.  CONCLUSION......................................................................................................    45

APPENDIX A  Distribution Tariff and Proof of Revenues
APPENDIX B  Nuclear Monitoring and Waste Storage Agreement
APPENDIX C  Access To Installed Capacity ("ICAP")
APPENDIX D  Supplier Coordination Tariffs
APPENDIX E  Abbreviated Dispute Resolution Process
APPENDIX F  Amtrak Options for Transition Charge Buyout
APPENDIX G  City of Philadelphia

                                  BEFORE THE
                    PENNSYLVANIA PUBLIC UTILITY COMMISSION


APPLICATION OF PECO ENERGY           :
COMPANY, PURSUANT TO CHAPTERS        :
11, 19, 21, 22 AND 28 OF THE PUBLIC  :
UTILITY CODE, FOR APPROVAL           :
OF (1) A PLAN OF CORPORATE           :
RESTRUCTURING, INCLUDING THE         :  APPLICATION
CREATION OF A HOLDING COMPANY        :  DOCKET NO. A-110550F0147
AND (2) THE MERGER OF THE NEWLY      :
FORMED HOLDING COMPANY AND           :
UNICOM CORPORATION                   :


                         JOINT PETITION FOR SETTLEMENT

     This Joint Petition for Settlement ("Joint Petition") is submitted by the following parties in the above-captioned proceeding: PECO Energy Company ("PECO" or the "Company"); the Office of Trial Staff ("OTS"); the Office of Consumer Advocate ("OCA"); the Office of Small Business Advocate ("OSBA"); Citizens for Pennsylvania's Future and the ten named individuals that joined in its Protest and Petition to Intervene (collectively, "PennFuture"); Senator Vincent J. Fumo; the City of Philadelphia; Clean Air Council and the three named individuals that joined in its Protest and Petition to Intervene ("CAC"); the Consumers Education and Protective Association et al. ("CEPA")/1/; Enron Energy Services, Inc. ("Enron"); the Philadelphia Area Industrial Energy Users Group ("PAIEUG"); the Industrial Energy Consumers of Pennsylvania ("IECPA"); Conectiv Energy ("Conectiv"); Eric Joseph Epstein; Patricia

__________
1 As used herein, "CEPA" refers collectively to the Consumer Education and Protective Association ("CEPA"), the Association of Community Organizations for Reform Now ("ACORN") and the Tenants' Action Group ("TAG"), which are represented by common counsel and submitted a joint protest and petition to intervene.

McNamara; the National Railroad Passenger Corporation ("Amtrak"); and the Mid-Atlantic Power Supply Association ("MAPSA") (all such parties collectively referred to as the "Joint Petitioners").

     The terms and conditions set forth in this Joint Petition represent a comprehensive settlement ("Settlement") among the aforementioned parties that resolves all issues pertaining to the above-captioned Application./2/ The Joint Petitioners aver that this comprehensive Settlement is in the public interest and, therefore, request that the Commission: (1) approve without modification the proposed Settlement as set forth herein; (2) issue the Certificates of Public Convenience and enter Orders granting the approvals and making the findings requested in PECO's Application; and (3) approve the tariff supplements, appended hereto, that are necessary to implement the rate reductions and other changes agreed to as part of the proposed Settlement.

     In support of their request, the Joint Petitioners state as follows:

                           I.  SUMMARY OF SETTLEMENT

     The Joint Petitioners have agreed to the proposed Settlement terms and conditions set forth in this document as a means to resolve, fairly and equitably, all issues arising from the Application filed by PECO for approval of the proposed corporate restructuring and merger. As a result of this Settlement, further protracted litigation is avoided and customers can begin to realize the benefits of this Settlement sooner.

     The Joint Petitioners have agreed to terms and conditions that fairly balance the interests of all parties and affirmatively promote the public interest. In particular, on January 1, 2002,

_________
2 The Joint Petitioners understand that West Penn Power Company, The Potomac Edison Company and Monogahela Power Company ("Allegheny Power") and Allegheny Energy Supply Company, LLC ("AESC") will submit a separate letter indicating they do not oppose or take exception to the Settlement. Additionally East Brandywine Township and Wallace Township have indicated that they are taking no position on the Settlement at this time. PECO agrees that East Brandywine Township and Wallace Townships are in no way precluded from pursuing a separate agreement with PECO as to additional reliability upgrades and assurances.

PECO will reduce its retail electric distribution rates by $60.0 million annually./3/ Such $60.0 million reduction will remain in effect until January
1, 2004, when the annual rate decrease will become $40.0 million. The $40.0 million rate reduction will remain in effect through December 31, 2005. PECO will also extend the cap on its retail transmission and distribution charges agreed upon in the settlement of PECO's restructuring proceeding at Docket No. R-00973953 (the "1998 Electric Restructuring Settlement"), which would otherwise expire on June 30, 2005, for an additional eighteen months, or through December 31, 2006.

     In addition, the Settlement: (1) imposes limitations on PECO's right to request recovery of any increases in nuclear decommissioning costs; (2) establishes benchmarks and measurement criteria for reliability and customer service and commits PECO to develop, with other parties, and implement, a quality of service plan to provide higher levels of reliability and customer service; (3) provides for enhancements in PECO's electric and gas universal service programs; (4) commits PECO to implement various initiatives to foster and promote renewable energy and related economic development; (5) promotes increased retail electric competition in PECO's service area, through a variety of commitments; (6) adopts various corporate structure protections to insulate retail customers from the risks of unregulated ventures and avoid the potential for improper cross-subsidization; (7) provides for PECO to maintain a strong corporate presence in Southeastern Pennsylvania through specific commitments regarding its corporate headquarters, employment and staffing levels and charitable and civic giving; and (8) enhances PECO's customer relationship with the City of Philadelphia.

     The other Joint Petitioners agree, in turn, to resolve all objections to the Application and

__________
3 PECO has already agreed to reduce its retail rates by $60.0 million for the duration of 2001 pursuant to the terms of a separate settlement of PECO's recent securitization filing at Docket No. R-00005030. The settlement was approved by the Commission on March 16, 2000.

the granting of the various approvals requested therein and, subject to certain exceptions and qualifications as more fully set forth in Section 71, infra, to withdraw all actions, interventions or protests filed, and to terminate all other participation by themselves and their affiliates, in all proceedings involving or related to the merger of PECO and Unicom or the PECO, Unicom or Commonwealth Edison corporate restructurings, transfers of assets and related transactions. The other Joint Petitioners also agree to fully support the Settlement and to make reasonable good faith efforts to obtain its approval by the Commission and, if necessary, any Courts.

                                II.  BACKGROUND

     1. This proceeding was initiated by the filing, on November 22, 1999, of the Application Of PECO Energy Company, Pursuant To Chapters 11, 19, 21, 22 and 28 Of The Public Utility Code, For Approval Of (1) A Plan Of Corporate Restructuring, Including The Creation Of A Holding Company And (2) The Merger Of The Newly Formed Holding Company And Unicom Corporation ("Application").

     2. The transactions comprehended by the Application consist of the following: (1) the creation of NEWHOLDCO Corporation ("NewCo.") as a wholly owned subsidiary of PECO/4/; (2) the exchange of PECO common stock for NewCo. common stock, such that, after the share exchange, NewCo. will be the parent of PECO; (3) PECO's transfer of its generating assets and wholesale power contracts to a newly formed generation subsidiary ("GenCo.") and its transfer of certain other assets and common facilities to NewCo., to a newly formed service company

     ("ServeCo.") and to newly formed non-utility business subsidiaries ("VenturesCo.");

(4) PECO's distribution to NewCo. of its shares in GenCo., ServeCo. and VenturesCo., thereby making those companies direct subsidiaries of NewCo.; and
(5) concurrent with the consummation of the restructuring, and pursuant to the terms of their Agreement and Plan of Exchange and Merger, the merger of NewCo. and Unicom Corporation ("Unicom"). Hereafter, the transactions identified in
(1)-(4), above, are referred to collectively as the "Corporate Restructuring," and the transaction identified in (5), above, is referred to as the "Merger." The Corporate Restructuring and Merger are described in greater detail in Paragraph Nos. 7-16 of the Application.

     3. In the Application, PECO requested that the Commission grant the approvals necessary to effect the transactions described above, which consist of
(1) the issuance of Certificates of Public Convenience under Section 1102 of the Public Utility Code (66 Pa.C.S. (S)1102), as more fully described in Paragraph Nos. 18-22 of the Application; (2) the registration of Securities Certificates under Section 1901 of the Public Utility Code (66 Pa.C.S. (S)1901), if required, as more fully described in Paragraph No. 22 of the Application; (3) the approval of contracts with affiliated interests under Section 2102(b) of the Public Utility Code (66 Pa.C.S. (S)2102(b)), as more fully described in Paragraph Nos. 23-25 of the Application; (4) making the findings described in Sections 2210 and 2811(e) of the Public Utility Code (66 Pa.C.S. (S)(S)2210 and 2810(e)), as more fully described in Paragraph No. 26 of the Application; and (5) making the findings required by Sections 32(c) and 32(k) of the Public Utility Holding Company Act (15 U.S.C. (S)793-5a(c) and (k)) for PECO to seek from the Federal Energy Regulatory Commission ("FERC") Exempt Wholesale Generator ("EWG") status and approval to purchase electric power from an affiliate at market-based rates, as more fully described in Paragraph Nos. 27-29 of the

_________
4 Subsequent to the filing of the Application, it was announced that NEWHOLDCO Corporation would be renamed Exelon Corporation.

Application.

     4. Along with its Application, PECO submitted Appendices A-O and Statement Nos. 1-5 and accompanying exhibits. The statements and exhibits are summarized in Paragraph No. 38 of the Application. An element of PECO's supporting information is the market power analysis conducted by William H. Hieronymus, Senior Vice President of PHB Hagler Bailly, Inc. (PECO Statement No. 5 and Exhibit WHH-1), that was conducted in accordance with the Competitive Analysis Screen described in Appendix A to the FERC's Merger Policy Statement, which in turn is intended to comport with the Department of Justice and Federal Trade Commission Horizontal Merger Guidelines. In addition, on February 2, 2000, PECO submitted supplemental testimony to explain certain amendments made to the Agreement and Plan of Merger after the filing of the Application (PECO Statement No. 2S).

     5. PECO notified its customers of the filing of the Application by bill inserts. In addition, PECO issued a press release announcing and describing the Merger. PECO also served copies of its filing on the OTS, the OCA and the OSBA and served notice of the filing on all of the active parties to PECO's electric restructuring proceeding at Docket No. R-00973953 and all active parties to PECO's natural gas restructuring proceeding at Docket No. R-00994787, as more fully explained in Paragraph No. 51 of the Application and its accompanying Certificate of Service.

     6. On December 4, 1999, the Commission caused a notice of the filing of PECO's Application to be published in the Pennsylvania Bulletin (29 Pa. Bulletin
6208), which allowed interested parties until December 20, 1999 to file protests and petitions to intervene. Twenty-four parties filed protests or petitions to intervene in response to the Commission's Order./5/ Inaddition, the OTS entered its appearance.

     7.  The Commission assigned this matter to Administrative Law Judge Charles
E. Rainey to conduct hearings and issue an initial decision. By its Order entered March 4, 2000, the Commission denied PECO's request that, in lieu of an initial decision, the Administrative Law Judge certify the record to the Commission for final decision pursuant to Section 335(a) of the Public Utility Code (66 Pa.C.S. (S)335(a)). On January 20, 2000, a Prehearing Conference was held in Philadelphia at which various procedural matters were addressed and resolved, including the establishment of a schedule in the event that litigation of the proceeding proved necessary.

     8. Commencing shortly after PECO filed its Application, the parties engaged in extensive formal and informal discovery. To date, PECO has responded to approximately 500 interrogatories and requests for production of documents, which provided extensive additional information about the transactions for which approval is requested and about other issues of importance to the parties.

     9. All parties actively engaged in a collaborative process to address what they perceive to be the issues raised by the Application. To that end, the schedule established at the Prehearing Conference committed the parties to two days of face-to-face meetings, on March 1 and 2, 2000, to attempt to resolve their differences. The success of those meetings prompted further rounds of negotiation, which ultimately led to the Settlement set forth herein.

                          III.  TERMS AND CONDITIONS

__________
5 Twenty-two of the filings were made before the Commission-imposed deadline. Two parties, New Energy and the City of Philadelphia, filed protests and petitions to intervene after December 20, 1999. NewEnergy was permitted to intervene over PECO's objection. PECO chose not to contest the intervention of the City of Philadelphia. Additionally, the Department of the Navy filed a Notice to Intervene Out of Time, which it withdrew pursuant to a Notice of Withdrawal filed on March 22, 2000.

     The Joint Petitioners, intending to be legally bound and for due consideration given, agree that the Application should be approved and the relief requested therein granted, subject to the following terms and conditions:

     A.  Rate Reductions and Extension of Transmission and Distribution Rate Cap

     10. Rate Reductions. On January 1, 2002, PECO will reduce its retail electric distribution rates by $60.0 million annually from the levels that otherwise would be in effect pursuant to the Commission's Order, entered May 14, 1998, approving the 1998 Electric Restructuring Settlement./6/ That $60.0 million distribution rate reduction will remain in effect until January 1, 2004, at which time the annual rate decrease will become $40.0 million. The $40.0 million rate reduction will remain in effect through December 31, 2005. The following distribution rate reductions will apply to all retail rate classifications and all customers within those rate classifications as set forth on a system average basis in Schedule 1 below:/7/

__________
6 PECO has already agreed to reduce its retail rates by $60.0 million for the duration of 2001 pursuant to the terms of a separate settlement of PECO's recent securitization filing at Docket No. R-00005030. The settlement was approved by the Commission on March 16, 2000.

7 Rates reflecting the distribution rate reductions agreed to herein will be reflected on customers' bills commencing with regular billing cycles beginning after January 1 of the respective years shown on Schedule 1 and ending with the first regular billing cycle of the next subsequent year.

                                  Schedule 1
                                  ----------

                  SCHEDULE OF SYSTEM-WIDE AVERAGE RATES  (a)
                  -------------------------------------

Effective                                         T&D                      Shopping  Generation
  Date         Transmission    Distribution     Rate Cap    CTC or ITC      Credit    Rate Cap
  ----         ------------    ------------     --------    ----------      ------    --------
                 (b)  (1)           (2)           (3) =         (4)           (5)       (6)=
                                               (1) + (2)                              (4) + (5)

                   c/kWh           c/kWh         c/kWh         c/kWh         c/kWh      c/kWh

January 1,         0.45c           2.35c         2.80c         2.51c         4.47c      6.98c
2002

January 1,         0.45c           2.35c         2.80c         2.47c         4.51c      6.98c
2003

January 1,         0.45c           2.41c         2.86c         2.43c         4.55c      6.98c
2004

January 1,         0.45c           2.41c         2.86c         2.40c         4.58c      6.98c
2005

January 1,         0.45c           2.53c(c)      2.98c(c)      2.66c         4.85c      7.51c
2006

(a) All prices reflect average retail billing for all classes of service (including gross receipts tax). Detail of actual individual rates for each class of service is provided in Appendix A. The average prices as presented in this Schedule 1 reflect the profile of service contained in PECO's proof of revenue set forth in Appendix A.

(b) The transmission prices listed are for unbundling only. The Pennsylvania Public Utility Commission does not regulate the rates for transmission service.

(c) The cap on PECO's transmission and distribution rates under Section 2804(4) of the Electric Competition Act will be extended until December 31, 2006.

     11. a. Extension of Rate Cap. The cap on PECO's retail transmission and distribution charges, under Paragraph 21 of the 1998 Electric Restructuring Settlement, entitled "Rate Caps and Transmission and Distribution Charges," which otherwise would expire on June 30, 2005, will be extended an additional eighteen months, or through December 31, 2006. The other provisions of Paragraph 21 of the 1998 Electric Restructuring Settlement will remain in full force and effect and will apply for the duration of the new transmission and distribution rate cap period through December 31, 2006.

          b. Other Costs. PECO agrees that expenses directly attributable to achieving the synergies under the merger will be incurred prior to the conclusion of the transmission and distribution rate cap period. PECO also hereby confirms that the Merger is a merger of equals and does not include an acquisition premium.

     B. Recovery of Nuclear Costs, Including Decommissioning Expense; Nuclear Monitoring and Waste Storage.

     12. Recovery of Nuclear Costs. PECO agrees that it will not seek to recover through Pennsylvania retail electric distribution rates the costs associated with the ownership and operation of any nuclear generating plants, or any fractional interests in such nuclear generating plants, that it did not hold on December 31, 1999 ("PECO's Pre-Existing Nuclear Interests")./8/ For purposes of this section, such costs include, inter alia, nuclear decommissioning expense obligations, but do not include nuclear-related costs included in purchased power costs, or other nuclear costs. To the extent otherwise not prohibited by the Distribution Rate Cap established pursuant to this Settlement, the Generation Rate Cap established under the 1998 Electric

Restructuring Settlement, or by this Settlement, PECO shall not be precluded from recovery of purchased power costs related to nuclear generation, or other nuclear-related costs, that are incurred by PECO based on market pricing principles.

     13. Except as specifically provided herein, nothing in this Settlement is intended to limit or otherwise modify PECO's rights to seek recovery through Pennsylvania retail electric rates of nuclear decommissioning costs associated with PECO's Pre-Existing Nuclear Interests. However, PECO agrees that if and when it seeks to increase its annual nuclear decommissioning expense allowance above the base $29.162 million annual accrual level used for the purpose of calculating its Nuclear Decommissioning Cost Adjustment Charge ("NDCAC"), it will, under specifically defined circumstances as set forth in the Distribution Tariff attached as Appendix A, voluntarily forego recovery of (1) $50 million of its total decommissioning cost obligations, plus (2) 5% of any additional increase in the annual accrual level above the base $29.162 million annual accrual level.

     14. To the extent permitted under applicable law, separate decommissioning trust funds, or sub-funds, shall be established for the decommissioning liability associated with any nuclear generating plant, or any fractional interest in a nuclear generating plant, that is not included in the definition of PECO's Pre-Existing Nuclear Interests ("Acquired Nuclear Interests"). To the extent permitted under applicable law, each Acquired Nuclear Interest fund or subfund shall be maintained separately and apart from the decommissioning funds established and existing for PECO's Pre-Existing Nuclear Interests ("PECO's Pre-Existing Nuclear Interest Funds"). No part of the cost of decommissioning Acquired Nuclear Interests shall be paid from

__________
8 The Joint Petitioners agree that the PECO Pre-Existing Nuclear Interests consist of a 100% ownership interest in Peach Bottom Unit No. 1, a 42.49% ownership interest in Peach Bottom Unit Nos. 2 and 3, a 42.59% ownership interest in Salem Unit Nos. 1 and 2 and a 100% ownership interest in Limerick Unit Nos. 1 and 2.

PECO's Pre-Existing Nuclear Interest Funds.

     15. The Joint Petitioners agree that if the actual expenditures necessary to accomplish the full decommissioning of PECO's Pre-Existing Nuclear Interests are less than the full balance of PECO's Pre-Existing Nuclear Interest Funds, PECO is entitled to obtain release of such funds for the purpose of sharing the amount between customers and shareholders. In the event of such release, PECO will be permitted to retain for its own benefit (1) the first $50.0 million of the net after tax released amount and (2) 5.0% of the remaining net after-tax released amount. The balance of the released funds not retained by PECO shall be returned to retail customers in a manner to be directed by the Commission.

     16. Nothing in this Settlement is designed to prevent PECO from entering into purchase power agreements with any entity, affiliated or otherwise, for the procurement of nuclear generation.

     17. PECO also agrees that, in the event that any nuclear generating unit owned by PECO or a PECO affiliate experiences an incident or accident that results in uninsured damage claims in excess of $1 billion, PECO shall: (i) notify the PUC within 60 days of such incident or accident, and (ii) within 90 days thereafter, demonstrate that PECO's net cash flows are sufficient for PECO to provide safe, adequate, continuous, efficient, reliable and reasonable distribution service to its Pennsylvania customers at reasonable rates.

     18. Nuclear Monitoring and Waste Storage. PECO shall enter into an agreement with Eric Joseph Epstein which shall be substantially in the same form as that attached hereto as Appendix B. This Agreement shall specifically address certain issues relating to the continued safe operation of Peach Bottom 2 and 3, robotics research, and community involvement concerns raised by Mr. Epstein. This Agreement is referenced for informational purposes only. The parties do not specifically request the Commission to approve this Agreement as part of the Joint Petition for Settlement.

     C.   Reliability And Customer Service.

     19. PECO commits to a Quality of Service Plan ("Service Plan") designed to provide higher levels of reliability and customer service in PECO's service territory. The Company also agrees to continue its commitment and efforts to resolve reliability problems identified in several specific areas, which include, but are not limited to, the on-going efforts in East Brandywine Township, Aston Township, Wallace Township, York County as well as other areas. The Company agrees that it will continue to respond to customer and community concerns regarding reliability and will not argue that this Settlement or Service Plan limits or eliminates its responsibility to address reliability concerns throughout its service territory.

     20. The Company agrees to establish service quality standards that enhance reliability and customer service over the period from January 1, 2001 to December 31, 2005. The Company and the Joint Petitioners further agree to reconvene in 2005 to determine if further action is necessary and, if so, the nature and scope thereof.

     21. The Company, OCA, OTS, the City of Philadelphia and other interested parties agree to work cooperatively to provide higher levels of reliability and customer service over the period from January 1, 2001 through December 31, 2005. The parties also agree to work cooperatively to determine necessary action to be implemented pursuant to the Service Plan each year.

     22. The Service Plan will include specific measurement areas where the Company will be expected to provide higher levels of service. In addition, the Service Plan will identify areas where performance must be maintained and areas that must be reported to the OCA, the

OTS, the Commission, the City of Philadelphia and other interested parties.

     23. Reliability. The Joint Petitioners have set targets utilizing, where available, five-year historic data from 1994 through 1998 and reflecting agreed upon higher levels of service over the period 2001 through 2005. The following indices, utilizing Commission definitions where available, will be measured and/or reported. A mutually agreed upon range and/or reporting requirement for higher levels of service for these indices is set forth below:

     . Customer Average Interruption Duration Index (CAIDI): The Company agrees to move, by 2005, to a level of reliability measured by CAIDI that is 10% higher than the level set by the Commission in its Reliability Benchmarks and Standards (PUC Docket No. M-00991220).

     . System Average Interruption Frequency Index (SAIFI): The Company agrees to move, by 2005, to a level of reliability measured by SAIFI that is 10% higher than the level set by the Commission in its Reliability Benchmarks and Standards (PUC Docket No. M-00991220).

     . Repeat Outages: The Company agrees to provide a yearly plan, beginning in 2001, to reduce the number of customers with repeat outages and agrees to a yearly reporting requirement regarding this index.

     . Five Worst Circuits: The Company agrees to provide yearly plan, beginning in 2001, to provide a higher level of service for the five worst circuits and agrees to provide a yearly report of its results in achieving this plan.

     . System Average Interruption Duration Index (SAIDI): Reporting Requirement. The levels for SAIDI expected to be consistent with CAIDI and SAIFI.

     . Momentary Average Interruption Frequency Index (MAIFI): Reporting Requirement.

     . Storm Management: The Company will provide to the OCA , the OTS, The City of Philadelphia, and the Commission individual storm performance reports addressing the Company's storm management efforts for storms excluded by the Commission's definition.

     24. Customer Service. Initial targets have been developed from historical data, where available, and from Company standards, Bureau of Consumer Services ("BCS") standards and industry practices, reflecting agreed upon higher levels of service over the period 2001 through 2005. The indices may be increased to reflect the PUC standards as set forth in the Commission's future rulemaking. A mutually agreed upon range and/or reporting requirement for higher levels of services for these indices is set forth below:

     . Percentage of calls answered within 30 seconds (as defined by the Company): The Company agrees to a target of 70% through 2005, which reflects a higher level of performance. The Company will be considered non-compliant for this index if the percentage of calls answered within 30 seconds is below 65% in any year of the Service Plan.

     . Average "Busy-Out" rate (% of calls that encounter a busy signal): The Company agrees to a target of 4% through 2005, which reflects a higher level of performance. The Company will be considered non-compliant for this index if the percentage of calls that encounter a busy signal is above 5% in any year of the Service Plan.

     . Number of residential customer disputes not issued a Company report within 30 days. The Company agrees to 50% decrease in this index over the period 2001 through 2005.

     . Gas Response Time to Safety Calls. The Company commits to maintain its current high level of performance, by continuing to respond to 99% of all gas emergency calls within one hour. The Company agrees to provide OCA with copies of monthly reports on gas emergency call response submitted to the Commission's Bureau of Safety and Compliance.

     . Worker/Employee Safety-OSHA Loss Work Day Cases The Company commits, as its target, to remain in the top 10% of EEI comparable utilities (companies with 1500-4000 employees). The Company will be considered non-compliant for this index if it falls below the top 20% of the EEI comparable utilities.

     25. Customer Service Reports. The following indices will be reported annually:

     .    Average call abandonment rate.

     . Average number and % of residential bills not rendered once every billing period.

     . Average number and % of small commercial bills not rendered once every billing period.

     .    Number and % of residential meters not read as required by 52 Pa. Code

          (S)56.12(4) (ii).

     .    Number and % of residential meters not read as required by 52 Pa. Code
          (S)56.12(4)(iii)

     .    Number of residential customers not read as required by 52 Pa. Code
          (S)56.12(5)(i).

     . Justified consumer complaint rate. Report only the data contained in the BCS Annual Report.

     . PUC Infraction Rate. The Company to report only until necessary data are available.

     .    Customer satisfaction surveys.

          - % satisfied with recent contact.

          - % appointments met.

     26. The Company agrees to include overall performance under the above identified Service Plan in the annual performance appraisal and compensation for the management and supervisory employees in its Distribution Operations and the Customer and Marketing Services groups.

     27. Evaluation of Compliance. The Company will provide a report each year to the PUC, the OCA, the OTS, the OSBA, the City of Philadelphia and other interested parties analyzing its performance in each area and its performance in achieving the targets for higher levels of service. The Company will analyze each of the performance indicators in its report.

     28.  Response to Failure to Achieve the Targets in the Improvement Plan.

          a. The Company agrees that, in any year during the Service Plan, if its performance is outside of the agreed upon range for any performance area being measured pursuant to Sections 23 and 24, the Commission will open a formal proceeding to investigate the Company's performance under the Service Plan. The Company, as an initial part of this proceeding, will provide the PUC, OCA, OTS, OSBA, the City of Philadelphia and other interested parties with a report that analyzes the root cause of the failure and specifies the steps to be taken over the next 12 months to meet the required standard in the following year. The report shall include specific measurements of progress over the 12 months. A prehearing conference will be convened within 60 days of the filing of the Report. At the prehearing conference, the parties to the proceeding must indicate whether they wish to proceed to full litigation of the matter or whether the matter has been resolved among the parties.

          b. In any proceeding convened to investigate the Company's non-compliance with the Service Plan, any party may request the Commission to order penalties for the service quality non-compliance. The Commission shall consider the degree of non-compliance and the number of indices in the Service Plan in which PECO failed to achieve agreed upon performance in determining whether to impose penalties and the level of penalties. The Commission can consider other methods of ensuring compliance with the Service Plan.

          c. The Company agrees that the parties retain their right to petition the Commission for an on-the-record investigation or file a complaint in response to the storm management reports, storm response, other reported indices that are not directly measured in the Service Plan, individual or community complaints, or under other Commission Regulations.

          d. Nothing contained herein is intended to limit the authority of the Commission, BCS, the Bureau of Safety and Compliance, or other Bureaus of the Commission from performing their duties and making recommendations, including recommendations regarding fines, for failure of PECO to perform in any of the areas contained in the Service Plan.

     D.   Universal Service

     29. The Company agrees to provide $1.3 million per year for 2001 and 2002 to the county fuel fund agencies in each county in PECO's electric service territory that currently administer fuel grants./9/ These payments shall be made on or before January 15 of each year in which a payment is to be made pursuant to this Section. Payments made pursuant to this Section shall be distributed to the county fuel fund agencies in accordance with the existing allocation formula for PECO's Matching Energy Assistance Fund ("MEAF") funds to each county. If PECO has not implemented a "special needs" component to its CAP Rate program by January 1, 2003, it shall provide an additional $400,000 to the county fuel fund agencies on or before January 15, 2003, to be allocated among such agencies in the same manner as the payments to be made pursuant to this Section in 2001 and 2002. PECO shall take all steps necessary to ensure that its CARES Program efficiently draws on the resources provided by this provision. These contributions do not limit or replace PECO's commitment to its hardship funds. The county fuel fund agencies will provide annual reports to the Company detailing how payments made pursuant to this section were spent.

     30. The Company agrees to institute and maintain a customer data warehouse that will include appropriate Universal Service data. The data warehouse shall be designed to gather, to the extent technically feasible, historic data for Universal Service customers, including data back to at least December 1, 1998. In addition, the data warehouse shall be designed to enable the Company to monitor and manage its Universal Service programs. H. Gil Peach, Ph.D. ("Dr. Peach") will be included on the distribution list for communications in defining the content of the data warehouse, and will routinely interact with the PECO representatives that are developing the data warehouse. By January 31, 2001, the data warehouse will be in place and will begin its data

__________________________
9    The county fuel fund agencies are: Project Heat, c/o Bucks County
Opportunity Council, Inc.; Chester County Cares, c/o Community Service Council of Chester County; Delco Shares Its Warmth, c/o Community Action Agency; Project Reach, c/o Montgomery County Community Action Development Commission; Utility Emergency Services Fund (Philadelphia County); MasonDixon Cares, c/o Mason-Dixon Community Services (York County).

population. The Company agrees to provide Dr. Peach with timely and convenient on-site access to the customer data and statistical analysis tools, that will be necessary for him to effectively analyze the CAP Rate programs and the need, and structure of, if necessary, any "special needs" program. The Company agrees that the information contained in its data warehouse will be treated in accordance with the Commission's May 18, 1999 Enrollment Order at PUC Docket No. M-00991230, the Company's Electric Generation Supplier Coordination Tariff and other Commission Orders and Regulations.

     31. The Joint Petitioners agree that a determination of the need for a "special needs" program and the components of such a program are more properly determined after sufficient Universal Service data are compiled. To that end, the Company agrees to review the Universal Service data contained in the data warehouse and other relevant sources to evaluate, with the LIURP Advisory Committee, whether a "special needs" component should be added to the Company's CAP Rate programs. A "special needs" component shall include, but is not limited to, program changes that address the special needs of customers with incomes at or below 50% of the federal poverty level. The determination of whether a "special needs" program is necessary, and the formulation of the program, if necessary, shall be completed by June 30, 2002. If PECO and the LIURP Advisory Committee are unable to achieve consensus on a program by that date, PECO shall, within 60 days thereafter, make a recommendation to the Commission concerning a "special needs" component. Nothing in this Settlement shall be interpreted to preclude earlier action from being taken to implement a "special needs" component in conjunction with the LIURP Advisory Committee or as the result of any other proceeding or Commission requirement. The contributions to the county fuel funds, as described in Section 29, above, will be in lieu of the Company implementing a "safety net" or "special needs" component in years 2001 and 2002. As described in this Settlement, the Company agrees to use its best efforts to develop data, to study, and to evaluate this issue during this time frame.

     32. As committed to in its Gas Restructuring Settlement at Docket No. R-00994787, the Company agrees to an updated evaluation of the CAP Rate program by Dr. Peach./10/ In this evaluation, Dr. Peach will assess the need for a "special needs" component to the CAP Rate. Dr. Peach's evaluation shall be completed by January 31, 2002.

     33. By June 30, 2001, the Company agrees to provide the LIURP Advisory Committee with a status report on the Company's data warehouse and a report on the contributions to the county fuel funds.

     34. The initial maximum participation level of 100,000 customers in the Electric CAP program specified in Paragraph 34 of the 1998 Electric Restructuring Settlement is increased. Consistent with Paragraph 34 of the 1998 Electric Restructuring Settlement, the CAP Rate remains an open enrollment program for all eligible customers with a provisional maximum participation level of 125,000 customers subject to revision and adjustment in consultation with the LIURP Advisory Committee when that level is reached.

     35. In the event that Electric CAP Rate enrollment reaches 90,000 customers, the cost credit recoverable in the Universal Service Fund Cost ("USFC") Section 1307 recovery mechanism for each CAP Rate customer in excess of 90,000 will be $383 per year in order to recover revenue shortfalls from the CAP Rate discounts. The USFC mechanism will recover only the revenue shortfalls described above, and the Company relinquishes the right to recover

___________________________
10 Dr. Peach is the consultant who has conducted recent evaluations of PECO's CAP Rate Program. In the event that Dr. Peach declines or is unable to provide the service as set forth herein, a substitute shall be chosen who is mutually acceptable to PECO and the LIURP Advisory Committee.

administration, credit and collection costs, Uncollectible Accounts expenses, LIURP expense and similar costs related to the CAP program through the USFC mechanism. The $383 per customer per year amount will remain in effect until the Company's next base rate case, will not be challenged in Section 1307 proceedings, and will be deemed acceptable for the purpose of Section 1307 audits. The annual recoverable amount will be calculated on the basis of the $383 cost credit multiplied by the total number of electric customers over 90,000 enrolled in the CAP Rate program (prorated for partial year participants). The Joint Petitioners further agree that the Company will be permitted to recover the annual recoverable amount beginning January 1, 2002. Accordingly, this Section modifies the cost credit recovery calculation of the
Section 1307 mechanism described in Paragraphs 33 and 34 of the 1998 Electric Restructuring Settlement.

     36. In the event that Gas CAP Rate enrollment reaches 17,500 customers, the cost credit recoverable in the USFC Section 1307 recovery mechanism for each Gas CAP Rate customer in excess of 17,500 will be $200 per year in order to recover revenue shortfalls from the Gas CAP Rate discounts. The USFC mechanism will recover only the revenue shortfalls described above, and the Company relinquishes the right to recover administration, credit and collection costs, Uncollectible Accounts expenses, LIURP expense and similar costs related to the Gas CAP program through the USFC mechanism. The $200 per customer per year amount will remain in effect until the Company's next base rate case, will not be challenged in Section 1307 proceedings, and will be deemed acceptable for the
purpose of 1307 audits.   The annual recoverable amount will be calculated on
the basis of the $200 cost credit multiplied by the total number of gas customers over 17,500 enrolled in the CAP Rate program (prorated for partial year participants). Except as modified herein, the Joint Petitioners further agree that Company will be permitted to recover the annual recoverable amount beginning June 30, 2002, in accordance with the Gas Restructuring Settlement at Docket No. R-00994787.

     37. Additional electric and gas program costs for any new Universal Service programs, such as a "special needs" program (other than amounts committed above for 2001, 2002, and 2003 of $1.3 million, $1.3 million, and $0.4 million, respectively), will be eligible to be recovered through the USFC
Section 1307 recovery mechanism.

     E.   Environmental Provisions

     38.  Wind Block Program.

          a. Funding. PECO agrees to contribute to Community Energy, Inc. ("CEI")/11/ the sum of three and one-half million dollars ($3,500,000.00) for its Pennsylvania Wind Energy Program, payable to CEI in the following four installments: the first one million dollar installment to be paid on the first business day following the date of the consummation of the Merger; the second one million dollar installment to be paid within two business days after January 1, 2002; the third one million dollar installment to be paid within two business days after January 1, 2003; and the remaining $500,000 to be paid within two business days after January 1, 2004. The funding will be used to advance the Pennsylvania Wind Energy Program to Pennsylvania electric customers in a manner that is non-exclusive to the Electric Generation Supplier a participating customer may select. Semiannually during 2001, 2002, 2003 and 2004, CEI shall submit a report to PECO, the PUC, and the OCA detailing its expenditure of the funds received from PECO. This report shall be in a form reasonably satisfactory to PECO.

          b. Co-operative Marketing. Separate from the provisions in subsection (a)

_____________________
11 CEI is a Delaware corporation with its offices in Philadelphia and Doylestown, Pennsylvania. CEI's corporate mission is to develop and market renewable and clean energy options in a customer choice environment. The principal project of CEI at this time is "Pennsylvania Wind Energy," under which new wind turbines are constructed with the generation marketed in "blocks" to retail customers. The program has developed new wind facilities near Hazleton, Pennsylvania, that commenced commercial operation in December, 1999 with wind blocks sold to commercial customers in the PECO service territory. Brent Alderfer, a former Public Utilities Commissioner in Colorado, is President of CEI.

above, CEI will work in conjunction with PECO Energy and/or Exelon Energy (or its successor EGS) to develop the business relationship necessary for PECO and/or Exelon Energy to successfully offer wind blocks to their customers. PECO Energy and/or Exelon Energy (or its successor EGS) will provide resources to CEI to help CEI develop this program.

     39.  Photovoltaic Project.

          a.   The Company agrees to provide four million dollars
($4,000,000.00) to fund a four-year photovoltaic project to purchase, install, finance and/or write down the cost of the minimum number of rooftop units in each year of the project, as indicated below, with at least 1/3 of each year's minimum production operational by May 15 of that year and the remainder operational by the end of the respective year.

     .    2001 -  100 Units

     .    2002 - 100 Units

     .    2003 - 125 Units

     .    2004 - 125 Units

Each unit shall have a capacity ranging from 1.0 kW to 5 kW.

          b. The payments to fund the project shall be made in four equal installments to the Sustainable Development Fund ("SDF") within two business days after January 1 of each respective project year, except that in the event the Merger has not been consummated by January 1, 2001, the first payment shall be made on the first business day following said consummation.

          c. SDF shall submit a report on this project as a distinct section of each SDF semi-annual report that is required to be submitted to the Commission and the Joint Petitioners pursuant to the SDF bylaws and applicable Commission order(s). Program investments, loans, revenue and expenditures shall be reported in SDF's fiscal audits.

          d. The SDF shall use its best efforts to implement the program as described herein and to maximize effective use of the funds to install photovoltaic systems, consistent with its chartered purpose and its normal operating procedures managed by its Board of Directors.

     40.  Tariff Issues.

          a. The Company will make changes to Rate RS and Competitive Transition Charge sections of the Electric Service Tariff as reflected in the red-lined versions attached hereto as Appendix A.

          b. To effectively implement Rate RS, a committee composed of representatives from PennFuture, CAC, OCA and PECO shall, in consultation with Electric Generation Suppliers ("EGSs"), establish standardized metering and billing practices for that rate.

     41.  New Pennsylvania Wind Facilities.

          a. To enable the development of new wind facilities in Pennsylvania, the Company will provide the SDF three payments of four (4) million dollars each for a total amount of twelve (12) million dollars for the development of new wind powered generation projects in Pennsylvania, with the first payment to be made upon the consummation of the merger and the subsequent two payments on the following two anniversaries of that date.

          b. The SDF shall submit a report on this project as a distinct section of each SDF semi-annual report that is required to be submitted to the Commission and the Joint Petitioners pursuant to the SDF bylaws and applicable Commission order(s). Program investments, loans, revenue and expenditures shall be reported in the SDF's fiscal audits.

          c. The SDF shall use its best efforts to implement the program as described herein and to maximize effective use of the funds to develop new wind facilities in Pennsylvania, consistent with its chartered purpose and its normal operating procedures managed by its Board of Directors. The Company will be able to promote its funding of these facilities.

     42.  Renewables Education.

          a. PECO agrees to pay the SDF the amount of five hundred thousand dollars ($500,000.00) a year for five (5) years to help fund consumer education on electricity from renewable sources, including environmental, financial and technical considerations. Funds shall be payable within two business days after January 1 of each year, except that in the event the merger is not consummated on or before January 1, 2001, the first year's payment shall be made upon consummation of the merger.

          b. The SDF shall submit a report on this project as a distinct section of each SDF semi-annual report that is required to be submitted to the Commission and the Joint Petitioners pursuant to the SDF bylaws and applicable Commission order(s). Program investments, loans, revenue and expenditures shall be reported in SDF's fiscal audits.

          c. The SDF shall use its best efforts to implement the program as described herein and to maximize effective use of the funds to provide public education on renewable electricity, consistent with its chartered purpose and its normal operating procedures managed by its Board of Directors.

          d. In no event may the SDF use the funds provided by PECO to promote the generation product of any particular company.

     43. Sustainable Development Fund. The Company agrees to accelerate the annual payments otherwise due to the SDF by paying into said fund a lump sum payment of $9.98 Million before the later of consummation of the merger or January 1, 2001, representing estimated collections during the period January 1, 2001 to December 31, 2006. Such payment shall be in complete satisfaction of all existing obligations of the Company to make payment to the fund and will not be subject to reconciliation.

     44.  Interconnection Issues.

          a. Facilities under 40 kW. PECO agrees to modify the provisions of its "Requirements for Parallel Operation of Generation," including Appendix II thereto, such that all standards and procedures for certification and interconnection of facilities not exceeding 40 kW are stated within Appendix II. Proposed changes shall be submitted for review and discussion with other parties, as more fully delineated in Subsection B, below, prior to adoption by PECO.

          b. Facilities over 40 kW. Additionally, in order to facilitate the interconnection of distributed and renewable energy sources, while maintaining system safety and reliability, PECO agrees to review, and adopt, where appropriate, new technical standards, procedural requirements and expense requirements for interconnection. PECO will do so based upon discussions with CAC, PennFuture, the SDF, and other interested parties regarding modifications to the "Requirements for Parallel Operation of Generation," including Appendix II thereto. The revisions to be considered shall provide for: (1) pre-certification of various categories of such facilities to minimize individualized review; (2) standardization of engineering and other pre-interconnection study costs; (3) inclusion of the system benefits of distributed generation in determining distribution system costs charged to the customer and those borne by the system; and (4) incorporation of relevant standards of the Institute of Electronic and Electrical Engineers ("IEEE") and National Fire Protection Association ("NFPA"). Facilitating interconnection by maximizing time, procedural, technical and expense certainty while maintaining system safety and reliability shall be of primary importance in considering any modifications (as discussed above) to the current procedures. After consultation with the interested parties, as described herein, PECO shall make the final determination as to what changes are incorporated. PECO shall not impose any distribution or transmission charges on the interconnecting generator unless such charges are imposed on all similarly situated generators regardless of owner or purchaser, do not duplicate charges to retail customers, and have been approved by the appropriate regulatory agency.

     F.   Promoting Competition

     45. Access to Installed Capacity ("ICAP"). The Joint Petitioners expressly acknowledge that specified quantities of ICAP will be provided to EGSs pursuant to PECO's FERC Electric Market-Based Rate Tariff or the GenCo successor thereto as described in Appendix C. The Joint Petitioners do not request the Commission to specifically approve the terms of this Appendix C as part of the Joint Petition for Settlement, and the Joint Petitioners acknowledge that Appendix C is referred to here for informational purposes only. The Joint Petitioners further acknowledge that, by referencing and attaching Appendix C, the Joint Petitioners do not intend to confer jurisdiction on the PUC that does not otherwise exist under applicable law.

     46. a. Release of Customer Historical Billing Data. Via posting on the Success website, or its successor thereto, for all customers who, pursuant to applicable Commission orders, secretarial letters, rules or regulations, have authorized release of their information, PECO shall provide, without charge, to both licensed EGSs and licensed natural gas suppliers ("NGSs") serving PECO customers, twelve individual months of historical monthly electric usage and billed demand and/or gas billing data, as applicable, and as provided to PECO customers. Said data shall be provided per customer account. The website customer lists containing such data shall be maintained until January 1, 2004, unless the Commission shall make a generic determination (whether by order, secretarial letter, rule or regulation) that such program shall continue and, if so, under what terms. Nothing in this Section releases PECO from complying with such a generic determination by the Commission before the effective date of the Merger. The Success website customer lists shall be updated quarterly and shall include individual monthly electric usage and billed demand and/or gas billing data for the most recent twelve month period preceding the respective quarter, for which data is available. However, the lag time shall not exceed 2 billing cycles. The relevant Supplier Coordination Tariff language shall be attached hereto as Appendix D.

          b. Individual Customer Inquires. PECO shall make all reasonable efforts to respond within four (4) business days to customer-authorized EGS or NGS requests for individual 12 month historical customer usage and measured and billed demand information as historically provided to customers.

     47. Advance Notice of Process Changes. PECO Energy agrees to provide EGSs thirty (30) days advance notice of all discretionary, material Electric Choice process changes, such as, for example, load forecasting and reconciliation, and a reasonable opportunity for comment prior to making such changes.

     48. Customer Load Profile Revisions. If an EGS demonstrates to the Company that a specific customer or customers experienced significant over or under deliveries relative to their load profile(s) for a period of six continuous months, then the Company agrees to have a representative of its Supplier Administration Group meet with the EGS to evaluate whether to assign such customer(s) different prospective load profile(s) and, if such reassignment is justified, to mutually agree to a prospective change in the load profile(s) of such customer(s).

     49. EDI. PECO and all EGSs shall comply with all electronic data interchange ("EDI") standards and protocols as developed and defined by the Electronic Data Exchange Working Group ("EDEWG") and as approved by the PUC. PECO and all EGSs shall provide an individual point of contact skilled in EDI processes and systems for discussion and remediation of any process failure or information transfer failure. All process or information transfer failures caused by PECO or an EGS shall be remediated by the responsible party as soon as reasonably possible but not to exceed four (4) business days. In the event of frequent and repetitive process or information transfer failures, the responsible party will provide additional resources, including EDI consultants, to meet promptly with the other party's point of contact to identify causal factors and develop a remediation plan for such failures. The responsible party shall inform the other party of the progress of all corrective actions taken. Nothing contained herein shall prevent the party alleging harm from filing a complaint with the PUC or pursuing other available remedies.

     50. Dispute Resolution. PECO Energy agrees to apply and adhere to the Abbreviated Dispute Resolution Process set forth in Appendix E hereto to resolve disputes involving alleged violations of the Retail Access Code of Conduct, the GenCo Code of Conduct, alleged violations of its Electric Generation Supplier Coordination Tariff or a dispute allegedly affecting or threatening the ability of an entity to provide electric generation or related services to a customer or customers.

     51. PLR Marketing. Until January 1, 2004, PECO agrees not to market, advertise and promote its Provider of Last Resort ("PLR") service. This agreement, however, shall not preclude PECO from providing objective information to customers of the availability and terms of PLR service as part of a Commission-approved consumer education program or in response to a specific consumer inquiries nor shall it prohibit PECO from continuing to conduct general corporate image advertising concerning, for example, PECO's role as a corporate citizen in the community or the reliability of PECO's distribution system, such as the current "Be Prepared" advertising campaign.

     52. Competitive Default Service. PECO agrees to revise the currently existing Competitive Default Service ("CDS") auction process as follows:

          a. As of April 1, 2000, the Company will issue a Request for Proposal ("RFP") for electric generation supply and capacity only, excluding customer care functions (such as call center, collections and billing, etc.), that requires bids to be received on or before May 1, 2000. The winning bidder will be selected by the Commission by July 1, 2000. As required by the terms of its 1998 Electric Restructuring Settlement, PECO's divisional or affiliated EGSs may not bid, and the RFP will cover 20% of all of PECO's residential customers determined randomly from both shopping and non-shopping customers. The Company will adjust downward, as appropriate, the currently required surety to reflect the reduced risk to the Company associated with bids for only the energy and capacity component of PLR service.

          b. In the event no winning bidder is selected through the RFP process, the Company agrees to engage in good faith negotiations with qualified suppliers to enter into a bilateral CDS agreement or agreements between PECO and one or more suppliers for provision of electric generation supply and capacity to the twenty percent (20%) of PECO's residential customers included in the CDS auction. PECO's divisional or affiliated EGSs may not participate in this process. For the bilateral agreements, EGSs are free to propose the stranded cost buy down. Any CDS bilateral agreement(s) resulting from these negotiations shall: (1) include a schedule for implementation; (2) shall not require CDS customers to pay generation rates in excess of the otherwise applicable shopping credits; (3) unless PECO otherwise agrees, shall not impose additional costs on PECO as compared to costs PECO would have incurred if the CDS load had been awarded in accordance with the terms of the 1998 Electric Restructuring Settlement; and (4) shall be filed with the Commission on or before October 1, 2000. Unless expressly provided herein, the CDS provisions in Paragraph 38 of the 1998 Electric Restructuring Settlement shall remain in effect.

          c. In the event that PECO is unable to reach agreement with any supplier on a CDS bilateral agreement by October 1, 2000, or in the event the Commission, by November 1, 2000, modifies, rejects or fails to approve any filed bilateral CDS agreement, and if, on January 1, 2001, less than 35% of all PECO's residential and commercial customers, by class, are obtaining generation service from an alternate EGS or PECO supplier affiliate or division, then PECO shall, as provided in the Company's 1998 Electric Restructuring Settlement, randomly assign, by class, to all licensed suppliers serving residential and/or commercial customers on its system, except PECO's divisional or affiliated EGSs, the percentage of such customers required to fulfill the January 1, 2001 thirty five (35%) market share threshold. Nothing contained herein shall absolve, limit or qualify PECO's obligation to randomly assign, by class, customers sufficient to achieve the 35% target, as set forth in Paragraph M. 39.a. of the 1998 Electric Restructuring Settlement. PECO shall assign said percentage of such customers among eligible suppliers in accordance with Commission-approved procedures. Any such assignment resulting from this process shall not require the assigned customers to pay generation rates in excess of the otherwise applicable shopping credits.

          d. If, for reasons beyond PECO's reasonable control, the schedules outlined in Sections 53. a. and/or b., above, are not met, such that PECO is unable to select a CDS provider thereunder by January 1, 2001, then, for purposes of the assignment required by Section 53.c., above, the twenty percent (20%) of customers otherwise covered under Sections 53. a. and b. will nonetheless be included in calculating the required thirty-five percent (35%) market share threshold. Notwithstanding the above, in the event that, by September 1, 2000, a CDS provider has not been selected pursuant to either Sections 53. a. or b., above, the Company shall, pursuant to the process set forth in Section 53. c., above, assign the percentage of customers necessary to reach the 35% market share threshold. This assignment shall fully satisfy the Company's CDS auction requirement.

     53. Shopping Credits (CTC/ITC True -Up). The Company will reconcile all Competitive Transition Charge ("CTC") and Intangible Transition Charge ("ITC") (collectively "Transition Charge") revenues on an annual basis in two categories: (a) Residential; and (b) Commercial/Industrial (encompassing all commercial and industrial accounts). This change will become effective for the
Section 1307 reconciliation proceeding determining rates for the year 2001.
This modification of the reconciliation process will minimize changes to shopping credits in commercial and industrial rate classes by expanding the reconciliation base. The Company will notify customers by bill insert of the applicable shopping credits that result from the annual CTC/ITC reconciliation. Whenever possible, the Company will attempt to provide such notice in advance of the change becoming effective.

     54. "Fresh Start" For Special Contract Customers. Notwithstanding any contrary contract term or condition, each customer that is party to an existing contract with PECO entered into under Rule 4.6, the Economic Efficiency Rider, the Incremental Process Rider or the Large Interruptible Load Rider of PECO's Tariff Electric-Pa. PUC ("Special Contracts") shall have a unilateral, one-time option to terminate such contract with PECO for Competitive Energy

Supply. The customer may exercise the option by providing written notice via certified mail, return receipt requested, to the Vice President, Customer and Marketing Services, PECO Energy Company, 2301 Market Street, Philadelphia, Pennsylvania 19101 to be received during the sixty (60) day period commencing ninety (90) days after the date of closing on the merger of PECO and Unicom. If exercised, such termination will be effective as of the meter-read date immediately following the expiration of the sixty (60) day exercise period. Customers exercising the "Fresh Start" option will not be subject to an extra-contractual "Fresh Start" penalty or charge, but will be required to fulfill any otherwise applicable contractual obligations for the remainder of the contract term. For customers exercising this option who were parties to Special Contracts as of January 1, 1997, the charges for Electric Delivery Service, which consist of the unbundled charges for distribution services and Transition Charges, shall be those charges as unbundled effective as of January 1, 1999, subject to any applicable increases that result from the expiration of the distribution and/or generation rate caps. Where the Special Contract expressly specifies unbundled charges or methodology, the contract shall govern. For customers who were parties to Special Contracts entered into after December 31, 1996, the charges for Electric Delivery Service shall be the same as those for customers receiving service under Rate HT, unless the Special Contract otherwise specifies those charges. In such case, the Special Contract shall govern.

     55. Information Reporting. Upon the request of an EGS, PECO will provide to the requesting party a copy of the monthly report filed with the Commission pursuant to the GenCo. Code of Conduct, excluding sales by the GenCo to PECO for Provider of Last Resort Service.

     56. Distribution Of A Shopping Guide. In cooperation with the OCA, PECO will distribute to all of its residential customers copies of the OCA's "Shopping Guide" or a similar shopping guide that shows the prices, relative to PECO's price to compare, being offered by competitive suppliers for residential generation service in PECO's service territory. PECO will provide copies and distribute the shopping guide at its own expense at least twice per year during calendar years 2000, 2001 and 2002.

     G.   Corporate Structure Protections

     57. Cost of Capital of Regulated Distribution Operations. The cost of capital used in establishing PECO's rates for retail electric and gas distribution service regulated by the Commission shall not reflect any risk adjustment associated with its corporate parent, Exelon, or any affiliate not regulated by the Commission. For purposes of this section, PECO's cost of capital shall include its cost rates for debt, preferred stock and common equity as applied to PECO's capital structure ratios.

     58. Investment Conditions. From and after the effective date of this Settlement, PECO shall not: (1) guarantee the debt or credit instruments of Exelon or any affiliate not regulated by the Commission; (2) grant a mortgage or other lien or otherwise pledge as security for repayment of the principal or interest of any loan or credit instrument of Exelon or any affiliate not regulated by the Commission any property used and useful in providing retail utility service to the public subject to the Commission's jurisdiction; or (3) make any loan or otherwise extend credit to Exelon or any affiliate not regulated by the Commission for a term of one year or more. Upon PECO's request, as set forth in a Securities Certificate registration or other appropriate filing, the Commission may waive any one or more of these prohibitions if it finds that PECO's retail customers receiving service subject to the Commission's jurisdiction will be fully protected from bearing any increased costs as a result of granting the requested exception and that such customers will obtain some benefit from the transaction(s) made possible by the requested exception.

     59. Transactions Between PECO and Its Affiliates. PECO will maintain reasonable accounting controls and other procedures for the allocation of overhead and other costs of jointly used assets and personnel. Such controls and procedures will be designed to provide reasonable assurance that PECO does not bear costs associated with the business activities of affiliated companies, which costs are not regulated by the Commission. PECO will also maintain reasonable pricing protocols for determining transfer prices for transactions between PECO and affiliated companies involved in business activities not regulated by the Commission. PECO will provide for appropriate ratemaking recognition, after expiration of its transmission and distribution rate cap, of all after-tax net proceeds, or other benefits, from the sale to, or use by, affiliates of used and useful utility assets that were allowed in PECO's retail distribution base rates.

     60. Limitation on Affiliate Purchased Power Rate Cap Exception. PECO agrees that it cannot argue, in any proceeding before the PUC involving the applicability of the rate cap exception (66 Pa. C.S. (S)2804(4)), that increases in the price of purchased power are outside the control of PECO simply because the purchase is from Exelon Generating Company or another affiliate. PECO agrees that the Call Contract between it and Exelon GENCO, filed with the FERC on December 16, 1999, cannot form the basis of a rate cap exception and that the PUC retains authority to review the reasonableness of rates charged to PECO's retail distribution customers as a result of the Call Contract.

     61. Continuation of Jurisdiction. The Commission's approval of the Application does not affect PECO's existing legal obligation to comply with all provisions of the Code, including Chapters 11 and 21 thereof.

     62. Access to Books, Records and Personnel. Upon written request, PECO will provide to the Commission, the OTS, the OCA and the OSBA reasonable access to the books, records, officials and staff of PECO's affiliates not regulated by the Commission to the extent: (1) such affiliates provide goods or services to PECO; and (2) access to such books, records, officials or staff is necessary for the Commission to perform its regulatory oversight responsibility with respect to PECO's purchases of goods or services from those affiliates. PECO agrees to accept service in Philadelphia, Pennsylvania, of any requests made pursuant to these provisions and, in responding to such requests, PECO will make available within the Commonwealth of Pennsylvania the books, records and personnel responsive to those requests. However, nothing set forth herein shall constitute or be interpreted as a waiver by PECO of its right to raise traditional discovery objections to any such requests, including, but not limited to, objections on the basis of relevance and privilege. Additionally, before responding to any such requests, PECO shall be permitted to require the imposition of protections it deems necessary to prohibit disclosure of proprietary or confidential information.

     63. Annual Reports. PECO shall provide the OCA and the OTS with a copy of its annual report filed with the Securities and Exchange Commission ("SEC") and its Annual Report to Shareholders applicable to each of the years 2001 through 2006.

     H.   Corporate Presence And Commitment To Local Communities

     64. PECO's Corporate Headquarters. PECO will maintain the corporate headquarters for its distribution business in Philadelphia through at least 2005.

     65. Employment and Staffing Levels. PECO Energy will maintain employment at 2301 Market Street at no less than 1250 employees through 2003 and will verify compliance with this provision by filing an annual statement with the Commission. In addition, PECO commits to maintain the staffing levels required to ensure the adequate, efficient, safe, reasonable and reasonably continuous operation of its regulated distribution business.

     66. Contributions. PECO agrees to maintain at least current levels of charitable and civic giving and economic and community development contributions in Pennsylvania through 2003.

     I.   Large Customer Provisions

     67. Amtrak Options for Transition Charge Buyout. Amtrak shall have the option to execute a lump-sum buyout of its Transition Charges as set forth in Appendix F. The Commission is requested to approve this provision.

     68. City of Philadelphia Options Under Rule 4.6 Contract. PECO shall grant the City of Philadelphia additional rights and options under its Rule 4.6 contract, as set forth in Appendix G. The Commission is requested to approve the changes reflected in Appendix G.

     J.   General Settlement Provisions

     69. Effectiveness of Settlement. The Settlement will go into effect upon the Commission's issuance of a final order approving the Settlement without modification. If the Commission rejects the Settlement, the Settlement automatically will terminate and be null and void. If the Commission, in approving the Settlement, should modify any terms or conditions of the Settlement or add any conditions, any Joint Petitioner may elect to withdraw from the Settlement by filing a notice of withdrawal with the Commission's Secretary and serving a copy thereof upon all Joint Petitioners by facsimile or overnight delivery service within five business days of the entry of the Commission's Order. In addition, the consummation and closing of the Merger and Corporate Restructuring constitute conditions precedent to the Settlement; provided, however, that Section 53 of the Settlement (dealing with Competitive Default Service), and

Sections 69 and 70 of the Settlement (dealing with Commission approvals necessary to consummate the Corporate Restructuring and Merger, withdrawal of intervenors' actions at other agencies and the parties' obligations to support the Settlement), are not subject to these conditions precedent; and provided further that Sections 58 through 63 (dealing with Corporate Structure Protections) shall have as a condition precedent only the consummation of the Corporate Restructuring. Once the Merger and Corporate Restructuring have been consummated and closed, this Settlement and its terms shall be implemented and enforceable notwithstanding the pendency of a petition for reconsideration or a legal challenge to the Commission's approval of this Joint Petition and Settlement unless such implementation and enforcement of the Settlement is stayed or enjoined by the Commission, another regulatory agency, or a court having competent jurisdiction over the matter.

     70. All Issues Resolved. The Settlement resolves with prejudice all issues related to PECO's Application for Merger and Corporate Restructuring. The approvals requested in PECO's Application are approved, as modified by the Settlement. This Settlement precludes the Joint Petitioners from asserting contrary positions in derogation of this Settlement with respect to any issue addressed herein during subsequent litigation against PECO; provided, however, that this Settlement is made without admission against or prejudice to any factual or legal positions which any of the Joint Petitioners may assert in (a) the subsequent litigation of this proceeding in the event that the Commission does not issue a final, non-appealable Order approving this Settlement without modification; or (b) in any proceeding involving another Pennsylvania utility. This Settlement is determinative and conclusive of all of the issues addressed herein and constitutes a final adjudication as to the Joint Petitioners of the matters thereof. All Joint Petitioners shall support the Settlement and make reasonable and good faith efforts to obtain approval of the Settlement by the Commission and any Courts.

     71. Intervenors to Withdraw Other Actions. All Joint Petitioners other than PECO ("Intervenors") shall, immediately upon entry of a final Commission order approving the Settlement, withdraw any actions, interventions or protests filed and terminate all other participation, formal or informal, direct or indirect, by such Intervenors and their affiliates in all proceedings involving or related to the Merger, the Corporate Restructuring, the comparable corporate restructuring of Unicom and Commonwealth Edison and related transfers of assets and transactions thereunder before other agencies or courts including, but not limited to, FERC, SEC, NRC, DOJ, FTC, FCC, IRS, and Illinois Commerce Commission ("Other Forum")./12/ Upon execution of the Joint Petition, Intervenors and their affiliates shall not initiate any such action, protest, intervention or participation before any Other Forum; provided, however, if, before the Commission enters an order granting, denying or modifying this Joint Petition, a filing is required in a proceeding before an Other Forum which, if not made, would cause the Intervenor to waive its right to participate in such proceeding in the event this Settlement is not approved, a filing, which does not state a position adverse to PECO in such proceeding, may be filed to preserve such Intervenor's right to participate in such proceeding. Any such filing will be withdrawn immediately upon entry of a final Commission order approving the Settlement. Additionally, if any court reverses, vacates or modifies the Commission's final order approving the Settlement, the Intervenors may intervene or revive a prior intervention in any then-pending proceeding in an Other Forum and, in that event, PECO shall not object to such intervention or revival on the grounds that it is untimely.
____________________________
12 However, this provision does not require any Intervenor to withdraw from the FERC proceeding at Docket No. EL00-25-000 wherein Commonwealth Edison, et al., requested a declaratory order containing, inter alia, findings that an independent transmission company subject to oversight by the Midwest Independent Transmission System Operator would have the

     72. Other Proceedings. Acknowledging that it is expressly understood and agreed that the Settlement constitutes a negotiated resolution solely of issues addressed herein, the Merger and the Corporate Restructuring, the Joint Petitioners agree that this Settlement shall not constitute or be cited as controlling precedent in any other proceeding, including a proceeding involving a merger or an acquisition by another Pennsylvania electric utility.

     73. Unless expressly modified by this Settlement, all of the terms and conditions of the 1998 Electric Restructuring Settlement remain in full force and effect.

                      IV.  PUBLIC INTEREST CONSIDERATIONS

     The Joint Petitioners submit that this Settlement is in the public interest and should be approved in full for the following reasons:

     74. Rates Will Be Reduced. The Settlement provides for $200 million of rate reductions over a four-year period commencing January 1, 2002.

     75. Transmission And Distribution Charges Will Be Capped For An Additional Eighteen Months. The Settlement extends the cap on PECO's transmission and distribution charges, which otherwise would expire on June 30, 2005 under the 1998 Electric Restructuring Settlement, until December 31, 2006.

     76. Post-Cap Distribution Rate Increases Will Be Mitigated. The Merger will create the opportunity to achieve cost savings through the sharing of best practices, purchasing economies and the elimination of duplicative functions.
In addition, PECO has agreed that any future increases in nuclear decommissioning costs will be shared between shareholders and customers.
________________________________________________________________________________
characteristics and would fulfill the functions of a Regional Transmission Operator ("RTO") under FERC's Notice of Proposed Rulemaking at Docket No. RM99 -2-000

     77. Reliability And Customer Service Will Be Enhanced. The Settlement requires PECO to develop enhanced reliability and customer service standards and to hold management and supervisory personnel accountable if those standards are not met.

     78. Competition Will Be Promoted. The separation of electric generation and marketing functions from regulated delivery services will facilitate compliance with the Code of Conduct and Competitive Safeguards (GenCo Code of Conduct) adopted as part of the 1998 Electric Restructuring Settlement. In addition, the Settlement promotes increased retail electric competition in PECO's service area through power sale commitments under its FERC market-based tariff; grants special contract customers a sixty-day "fresh start"; facilitates the exchange of information between PECO and third party suppliers; imposes restrictions on PECO's promotion of its provider of last resort (PLR) service; implements an Abbreviated Dispute Resolution Process; and establishes transition cost reconciliation procedures designed to reduce annual swings in shopping credits.

     79. Universal Service Coverage Will Be Expanded. The Settlement removes the 100,000 customer limit on the CAP Program, reduces the level of cost recovery of the Universal Service Program, calls for consideration of institution of a "special needs" program and provides for additional contributions by PECO to county fuel fund agencies in PECO's service territory.

     80. The Environment Will Benefit. The Settlement promotes the use of renewable energy sources through the funding of one of the largest investments in wind generation in the Eastern United States; educational outreach; the development and/or funding of a retail wind block program; the development of photovoltaic generation; expanded availability of Rate RS for renewable energy installations; and the acceleration of payments to the Sustainable Development Fund.

     81. Customers Will Be Protected Against Unregulated Risk And Cross-Subsidization. One of PECO's objectives in adopting a holding company structure is to insulate utility customers from the risks attendant to unregulated businesses. Consistent with that objective, the Settlement provides that the determination of regulated rates shall not be affected by the success or failure of nonregulated businesses; requires PECO to adhere to reasonable accounting controls and pricing protocols in its dealings with affiliates; imposes conditions on PECO's extension of credit; and ensures reasonable access to the books, records and personnel of affiliated entities.

     82. PECO Will Maintain A Strong Corporate Presence In Southeastern Pennsylvania. The Settlement ensures that PECO will maintain corporate staffing at 2301 Market Street at no less than 1250 through 2003 and maintain charitable and civic giving in Pennsylvania at no less than current levels through 2003.

     83. Substantial Litigation And Associated Costs Will Be Avoided. The Settlement amicably and expeditiously resolves a number of important and contentious issues. The administrative and appellate burden and costs to litigate these matters to conclusion would be substantial.

     84. The Settlement Is Consistent With Commission Policies Promoting Negotiated Settlements. The Joint Petitioners arrived at the Settlement terms after conducting extensive discovery and engaging in in-depth discussions over many weeks. The Settlement terms and conditions constitute a carefully crafted package representing reasonable negotiated compromises on the issues addressed herein. Thus, the Settlement is consistent with the Commission's rules and practices encouraging negotiated settlements (see 52 Pa. Code (S)(S) 5.231, 69.391, 69.401) and Chairman Quain's admonition specific to this proceeding that the parties

"work diligently, in the spirit of compromise repeatedly endorsed by this Commission, to reach an amicable resolution of this matter, if at all possible." See Separate Statement of John M. Quain, Chairman, issued March 2, 2000 in conjunction with the PUC's Order denying PECO's Petition for certification of the record under Section 335(a).

                                V.  CONCLUSION

     WHEREFORE, the Joint Petitioners, intending to be legally bound, respectfully request that the Commission: (1) approve this Joint Petition, including all terms and conditions contained herein, without modification; (2) issue Certificates of Public Convenience under Section 1102 of the Code authorizing the proposed Corporate Restructuring and Merger and the transfer of assets contemplated therein; (3) approve the agreements with affiliated interests attached as Exhibits "H-1", "H-2" and "H-3" to the Application; (4) make the findings required by Sections 2210 and 2811(e) of the Code; (5) make the findings required by Sections 32(c) and 32(k) of the Public Utility Holding Company Act regarding EWG status; (6) approve the Tariff Supplements attached as Appendix A to become effective pursuant to terms set forth therein; and (7) terminate and mark closed the proceedings at Docket No. A-110550F0147.

                                            Respectfully submitted,

____________________________            _______________________________
Paul R. Bonney, Esquire                 Irwin A. Popowsky, Esquire
Ward L. Smith, Esquire                  Tanya McCloskey, Esquire
Delia W. Stroud, Esquire                Office of Consumer Advocate
Kent D. Murphy, Esquire                 555 Walnut Street
PECO Energy Company                     Forum Place, 5/th/ Floor
2301 Market Street                      Harrisburg, PA 17101
P.O. Box 8699                           For the Office of Consumer Advocate
Philadelphia, PA 19101-8699

Thomas P. Gadsden, Esquire
Anthony C. DeCusatis, Esquire
Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103-2921
For PECO Energy Company

______________________________________        _________________________________
Kenneth L. Mickens, Esquire                   Bernard A. Ryan, Jr., Esquire
Kandace F. Melillo, Esquire                   Office of Small Business Advocate
Pennsylvania Public Utility Commission        Suite 1102, Commerce Building
Office of Trial Staff                         300 North Second Street
P.O. Box 3255                                 Harrisburg, PA 17101
Harrisburg, PA 17105-3265                     For the Office of Small Business
Advocate
For the Office of Trial Staff



______________________________________        _________________________________
John Hanger, Esquire                          Christopher B. Craig, Esquire
Peter Meadows Adels, Esquire                  Senate Democratic Appropriations
117 S. 17th Street, Suite 1801                Committee
Philadelphia, PA 19103                        Room 545, Main Capitol Building
For Citizens for Pennsylvania's Future        Harrisburg, PA 17120
 et al.                                       For State Senator Vincent J. Fumo



______________________________________        _________________________________
Daniel Clearfield, Esquire                    Craig A. Doll, Esquire
Gerald Gornish, Esquire                       214 State Street
Kevin Moody, Esquire                          Harrisburg, PA 17101-1108
Wolf, Block, Schorr & Solis-Cohen LLP         For Conectiv Energy
212 Locust Street, Suite 300
Harrisburg, PA 17101
For Enron Energy Services, Inc.


______________________________________        _________________________________
Eric Joseph Epstein                           Michael Fiorentino, Esquire
4100 Hillsdale Road                           Joseph Otis Minott, Esquire
Harrisburg, PA 17112                          105 N. Front Street, Suite 106
Pro Se                                        Harrisburg, PA 17101
                                              For Clean Air Council

______________________________________        _________________________________
Philip A. Bertocci, Esquire                   David M. Kleppinger, Esquire
Edward A. McCool, Esquire                     McNees, Wallace & Nurick
Community Legal Service                       100 Pine Street
1425 Chestnut Street                          Harrisburg, PA 17108
Philadelphia, PA 19102                        For the Philadelphia Area
For CEPA, ACORN, TAG and Action                Industrial Energy Users Group
 Alliance


______________________________________        _________________________________
Patricia McNamara                             David M. Kleppinger, Esquire
6048 Ogontz Avenue                            McNees, Wallace & Nurick
Philadelphia, PA 19141                        100 Pine Street
Pro Se                                        Harrisburg, PA 17108
                                              For Industrial Energy Consumers of
                                               Pennsylvania


______________________________________        _________________________________
Marc Machlin, Esquire                         Joseph A. Dworetzky, Esquire
Pepper Hamilton LLP                           Hangley, Aronchick Segal & Pudlin
600 14/th/ Street, NW                         One Logan Square, 27th Floor
Washington, DC 20005                          Philadelphia, PA 19103
For the National Railroad Passenger           For the Mid-Atlantic Power Supply
 Corporation                                   Association

_____________________________
David M. Kleppinger, Esquire
McNees, Wallace & Nurick
100 Pine Street
Harrisburg, PA 17108
For the City of Philadelphia